EXHIBIT 10.89
FORBEARANCE AND AMENDMENT AGREEMENT
     This Forbearance and Amendment Agreement (this “Agreement”), dated as of May ___, 2007 (the “Effective Date”), is entered into by and between EARTH BIOFUELS, INC., a Delaware corporation (the “Company”), and each of the entities whose names appear on Annex I hereto (each, an “Investor” and, collectively, the “Investors”).
     WHEREAS, pursuant to a Securities Purchase Agreement, dated as of July 24, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”), each Investor purchased from the Company a note in the original principal amount set forth next to such Investor’s name on Annex I hereto (as amended, restated, supplemented or otherwise modified from time to time, a “Note” and, collectively with the other notes issued pursuant to the Securities Purchase Agreement, the “Notes”);
     WHEREAS, notwithstanding that Events of Default (as defined in the Notes) have occurred prior to the Effective Date (the “Existing Defaults”), each Investor is willing, as long as the Company and each Guarantor Subsidiary (as defined below) complies with the terms of this Agreement and the other Transaction Documents (as defined below), to forbear from enforcing the rights and remedies available to it as a result of the Existing Defaults, on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, in connection with the forbearance to be provided by each Investor hereunder, the Company and each Investor wish to amend the Note held by such Investor and certain other Transaction Documents (as defined below) as described herein; and
     WHEREAS, contemporaneously with the execution of this Agreement, the Company shall, for the benefit of each Investor, (i) execute and deliver a Security Agreement in the form attached as Exhibit A hereto (the “Security Agreement”) and (ii) cause each Guarantor Subsidiary (as defined below) to execute and deliver (x) a guaranty in the form attached as Exhibit B hereto (the “Subsidiary Guaranty”) guaranteeing the Company’s payment obligations under this Agreement, the Notes and the other Transaction Documents and (y) the Security Agreement;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. OBLIGATIONS; CONFESSIONS OF JUDGMENT; DEFINITIONS.
          1.1 Current Obligations of the Company. The Company acknowledges and agrees that (i) as of [the Effective Date], the aggregate amount due and owing to each Investor under the Transaction Documents as a result of the Existing Defaults (such Investor’s “Current Obligation Amount”) is set forth next to such Investor’s name on Annex I hereto, and (ii) the Company has no right of offset, defense, or counterclaim with respect to the Obligations (as defined below) owed to any Investor.
          1.2 Confessions of Judgment. As an inducement for each Investor to enter into this Agreement, the Company has executed and delivered to such Investor an irrevocable Affidavit of Confession of Judgment in the form set forth on Exhibit C hereto (each, a “Confession of Judgment”) in the amount set forth next to such Investor’s name on Annex I hereto (such Investor’s “Confession of Judgment Amount”) that shall become effective upon the occurrence of a Forbearance Default (as defined below); provided, however, that the filing by an Investor of its Confession of Judgment shall not be deemed to be the exclusive remedy available to such Investor in the event that a Forbearance Default occurs, and shall in no way limit the right of such Investor to seek recovery of amounts (including, without limitation, any additional amounts accruing since [the Effective Date]) payable to such Investor pursuant to this Agreement, the Notes or any other Transaction Document in excess of such Investor’s Current Obligation Amount or Confession of Judgment Amount.
          1.3 Certain Definitions. When used herein, the terms set forth below shall have the respective meanings indicated. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Securities Purchase Agreement or the Notes, as the case may be.
           “Debt” means, as to any Person at any time: (a) all indebtedness, liabilities and obligations of such Person for borrowed money; (b) all indebtedness, liabilities and obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due; (c) all capital lease obligations of such Person; (d) all indebtedness, liabilities and obligations of others guaranteed by such Person; (e) all indebtedness, liabilities and obligations secured by a Lien existing on Property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are non-recourse to such Person; (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (g) all indebtedness, liabilities and obligations of such Person to redeem or retire shares of capital stock of such Person.
           “Earth LNG” means the Company’s wholly-owned Subsidiary, Earth LNG, Inc., fka Apollo LNG, Inc.
           “Effective Date” means the date of this Agreement.
           “Forbearance Default” means (a) the occurrence of an Event of Default (other than an Existing Default) under one or more of the Notes; (b) the failure by the Company or any Guarantor Subsidiary to comply with any term, condition or covenant set forth in this Agreement, the Security Agreement or the Subsidiary Guaranty; (c) any representation made by the Company or any Guarantor Subsidiary under or in connection with this Agreement, the Security Agreement or the Subsidiary Guaranty that proves to be materially false or misleading as of the date when made; (d) the failure by the Company or Earth LNG to use its best efforts, at any time during the period beginning on the Effective Date and ending on the Termination Date, to consummate a sale of the LNG Facility (as defined in Section 4.1 below), and to pay or to cause Earth LNG to pay to the Investors, in accordance with each Investor’s Pro Rata Share, all of the Net Proceeds of such sale on the date on which such sale is consummated; (e) the failure by the Company to pay to the Investors (in accordance with each Investor’s Pro Rata Share) an aggregate amount equal to at least

$25 million on or before June 30, 2007; (f) the failure by the Company to pay each Investor’s Current Obligation Amount in full on or before August 31, 2007; (g) the failure of Apollo Resources, Inc. to comply with any provision of the Lock-up Letter or the Amended Lock-up Letter (each as defined in Section 2.6 below); or (h) the occurrence of any of the following: (i) the Company or any of its Subsidiaries shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, or the Company or any of its Subsidiaries shall commence any action or proceeding or take advantage of or file under any federal or state insolvency statute seeking to have an order for relief entered with respect to it or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, administration, a voluntary arrangement, or other relief with respect to it or its debts; or (ii) there shall be commenced against the Company or any of its Subsidiaries any action or proceeding of the nature referred to in clause (i) above or seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its property, which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of sixty (60) days (other than, in any such case, an action or proceeding initiated by an Investor or its Affiliates); or (iii) there is initiated the dissolution or other winding up of the Company or any of its Subsidiaries, whether voluntary or involuntary (except to the extent initiated by an Investor or its Affiliates) and whether or not involving insolvency or bankruptcy proceedings; or (iv) there is initiated any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company or any of its Subsidiaries.
           “Forbearance Default Date” means the first date on which a Forbearance Default occurs.
           “Guarantor Subsidiary” means each of the following entities: Applied LNG Technologies USA, LLC, Apollo Leasing, Inc. fka Alternative Dual Fuels, Inc., Arizona LNG, LLC, Durant Biofuels, LLC, Earth Distribution Company f/d/b/a Distribution Drive f/k/a The Wing Sail Co., Earth Ethanol, Inc., Earth LNG, Inc. fka Apollo LNG, Inc., Fleet Star, Inc. and Joint Venture with South Louisiana Ethanol, L.L.C. and HPS Development, LLC.
           “Independent Director” means a natural person who (a) qualifies as an “independent director” under NASDAQ rules and (b) a natural person who, for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, manager, member, stockholder, partner or officer of the Company or any of its Affiliates (other than his or her service as an Independent Director or other similar capacity of the Company or an Affiliate of the Company other than any person that owns a director or indirect equity interest in the Company); (ii) a creditor, customer or supplier of the Company or any of its Affiliates; (iii) any member of the immediate family of a person described in (i) or (ii); or (iv) a person controlling, controlled by or under common control with any person described above.
           “Lien” means, with respect to any Property, any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, tax lien, financing statement, pledge, charge, or other lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property

(including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).
           “Net Proceeds” means, with respect to a financing or sale of assets by the Company or any Subsidiary, the gross proceeds of such financing or sale less (i) reasonable brokerage commissions paid to third parties for services rendered in connection with such financing or sale, (ii) in the case of a debt financing, any prepayment penalties that may apply, (iii) in the case of a debt financing that is secured by assets of the Company or any Subsidiary, the payment of any Outstanding Debt secured by such assets immediately prior to such financing, (iv) any fees, taxes or expenses imposed on the Company or such Subsidiary by any governmental authority in connection with or as a result of any such financing or sale of assets and (v) any reasonable costs and expenses of counsel, accountants and other advisors incurred directly in connection with such financing or sale of assets; provided, however, that if a financing or sale of assets is effected by a Subsidiary that is not wholly owned, directly or indirectly, by the Company, “Net Proceeds” shall mean (x) the amount calculated according to the foregoing definition times (y) the percentage of the Company’s Ownership Interest, direct or indirect, in such Subsidiary.
           “Obligations” means, prior to a Forbearance Default, the Current Obligation Amount and, following a Forbearance Default, the Confession of Judgment Amount, and any and all other payment, performance and other obligations accrued or arising under this Agreement, the Notes, the Securities Purchase Agreement or any of the other Transaction Documents since the Effective Date.
           “Original Transaction Documents” means the agreements and other documents constituting “Transaction Documents” as such term is defined in the Securities Purchase Agreement.
           “Ownership Interest” means, with respect to an entity, the aggregate equity, economic and voting interests in such entity, whether in the form of common stock, membership interests, partnership interests or otherwise, held by Persons other than such entity.
           “Outstanding Debt” means Debt of the Company or any Subsidiary that is outstanding on the Effective Date and disclosed on Schedule 3.9 hereto.
           “Permitted Debt” means the following:
          (a) Outstanding Debt and any replacements or renewals thereof (without increasing the amount of such Outstanding Debt or the seniority thereof or security therefor);
          (b) the Notes;
          (c) Subordinated Debt, provided, that Subordinated Debt shall constitute Permitted Debt only if the entire Net Proceeds thereof are, on the date such Subordinated Debt is incurred, used to pay down the Obligations; and

          (d) Debt consisting of capitalized lease obligations and purchase money indebtedness incurred in the ordinary course of business, provided, that the related capital lease obligation or purchase money indebtedness shall not exceed the cost of the property so leased or acquired.
           “Permitted Liens” means the following:
          (a) encumbrances consisting of easements, rights-of-way, zoning restrictions or other restrictions on the use of real property or imperfections to title that do not (individually or in the aggregate) materially impair the ability of the Company or any of its Subsidiaries to use such real property in its businesses, and none of which is violated in any material respect by existing or proposed structures or land use;
          (b) Liens for taxes, assessments or other governmental charges that are not delinquent or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such Liens, and for which adequate reserves (as determined in accordance with GAAP) have been established;
          (c) Liens of mechanics, materialmen, warehousemen, carriers, landlords or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such Liens, for which adequate reserves (as determined in accordance with GAAP) have been established;
          (d) Liens to secure Debt that is permitted under clause (d) of the definition of “Permitted Debt” so long as (i) such Liens do not encumber any assets or properties of the Company or its Subsidiaries other than the assets or properties acquired or leased in connection with the incurrence of such Debt, and (ii) such Liens are created within ten (10) days of such acquisition;
          (e) mortgages on real property in existence on the Effective Date and disclosed on Schedule 3.9 hereto, and any replacements thereof, securing amounts not greater than the amounts secured thereby on the Effective Date; and
          (f) Liens in existence on the Effective Date and listed on Schedule 3.10 hereto.
           “Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, governmental authority or other entity.
           “Property” means property and/or assets of all kinds, whether real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto).

           “Pro Rata Share” means, with respect to an Investor, the ratio determined by dividing (i) the original principal amount of the Note purchased by such Investor pursuant to the Securities Purchase Agreement by (ii) the original aggregate principal amount of the Notes purchased by all of the Investors pursuant to the Securities Purchase Agreement. In the event that any Investor shall sell or otherwise transfer any of such Investor’s Note, such Investor’s Pro Rata Share shall be allocated between the transferring Investor and the transferee in proportion to the principal amount of the Note transferred to such transferee and the principal amount of the Note retained by such transferring Investor.
           “Related Party Transaction” has the meaning specified in Section 3.8 hereof.
           “Restricted Payment” means (a) any dividend or other distribution (whether in cash, Property or obligations), direct or indirect, on account of (or the setting apart of money for a sinking or other analogous fund for) any shares of any class of capital stock of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to all of the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Company or any of its Affiliates now or hereafter outstanding, except the Securities; (c) any prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, purchase, retirement, sinking fund or defeasance of, any Debt (whether upon acceleration of such Debt or otherwise) other than the Notes; and (d) any loan, advance or payment to any officer, director or stockholder of the Company or any of its Affiliates, exclusive of reasonable compensation and reimbursements paid to officers or directors in the ordinary course of business.
           “Subordinated Debt” means Debt of the Company which meets each of the following requirements: (a) such Debt is wholly unsecured or the Liens securing such Debt constitute Permitted Liens; and (b) such Debt is contractually subordinated, as to payment and liquidation, to the payment in full of the Notes and the Obligations on terms, and pursuant to written agreements in form and substance, reasonably satisfactory to the Required Holders.
           “Termination Date” means the later to occur of (i) August 31, 2007 and (ii) the payment in full of the Obligations.
           “Transaction Documents” means (i) the Original Transaction Documents, (ii) this Agreement, (iii) the Confessions of Judgment, (iv) the Security Agreement, (v) the Subsidiary Guaranty and (vi) all other agreements, documents and other instruments executed and delivered by or on behalf of the Company or any of its officers in connection with the transactions contemplated by this Agreement.
          1.4 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

     2. FORBEARANCE; RESCISSION OF DEFAULT NOTICES; DISMISSAL OF CLAIMS.
          2.1 Agreement to Forbear. As long as no Forbearance Default occurs, each Investor hereby agrees to refrain from exercising any of its rights or remedies under the Securities Purchase Agreement, the Notes or any other Transaction Document that may exist as a result of the Existing Defaults; provided, however, that in no event shall such agreement be deemed to limit, modify, amend, waive or otherwise affect such Investor’s rights or remedies under this Agreement, the Securities Purchase Agreement, the Notes, any other Transaction Document that accrue otherwise than solely as a result of the Existing Defaults, all of which rights and remedies are hereby expressly reserved and may be enforced by such Investor in accordance with the terms of the Transaction Documents or this Agreement, as the case may be.
          2.2 Forbearance; Dismissal of Claims. Each Investor, to the extent it has, prior to the Effective Date, (i) submitted an Event of Default Redemption Notice to the Company, hereby agrees to forbear from taking any further action with respect to such notice except upon the occurrence of a Forbearance Default, (ii) commenced an action against the Company, hereby agrees to dismiss such action without prejudice promptly following the Effective Date or (iii) received from the Company an executed confession of judgment, hereby agrees (x) to dismiss, without prejudice, any actions commenced in connection with executing upon such confession of judgment and (y) to refrain from filing or otherwise executing upon such confession of judgment. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a waiver of or acquiescence to the Existing Defaults, which Existing Defaults, and all rights and remedies arising therefrom, shall remain in existence subject only to the agreement of each Investor set forth herein not to enforce its rights or remedies prior to the occurrence of a Forbearance Default.
          2.3 Remedies upon Forbearance Default. Upon the occurrence of a Forbearance Default, and in addition to all of the rights and remedies available to each Investor under this Agreement, the Notes and the other Transaction Documents, whether at law or in equity, or otherwise, the Company acknowledges and agrees that, (x) each Investor’s agreement to forbear from taking action with respect to its Event of Default Redemption Notice relating to the Existing Defaults shall automatically terminate without such Investor giving notice or taking any other action; (y) each Investor shall have the right to file the Confession of Judgment delivered to it hereunder with a court of competent jurisdiction and execute upon such Confession of Judgment in accordance with applicable law; and (z) each Investor shall have the right to institute a claim or, to the extent it filed a claim against the Company prior to the Effective Date, reinstitute a claim against the Company.
          2.4 No Modifications; Non-waiver. Except as expressly provided herein, the execution and delivery of this Agreement shall not: (a) constitute an extension, modification, or waiver of any term, condition or provision of the Securities Purchase Agreement, the Notes or any other Transaction Document; (b) extend the term of the Notes or the due date of any of the Obligations; (c) give rise to any obligation on the part of the Investor to extend, modify or waive any term or condition of the Securities Purchase Agreement, the Notes or any other Transaction Document; (d) give rise to any defense, offset or counterclaim with respect to the right of the Investor to compel payment of the Obligations or to otherwise enforce its rights and remedies under the Securities Purchase Agreement, the Notes and the other Transaction Documents; or (e) establish a custom or course of dealing between the Company and the Investor. Except as expressly limited hereby, the Investor hereby expressly reserves all of its rights and remedies under the Securities Purchase Agreement, the Notes and the other Transaction Documents and under applicable law with respect to the Existing Defaults.
          2.5 Agreement to Refrain from Converting. Each Investor agrees that, notwithstanding anything contained in the Notes or any other Transaction Document, such Investor will not submit a Conversion Notice or otherwise attempt to convert such Investor’s Note into shares of Common Stock until the earlier to occur of (i) August 31, 2007 and (ii) the Forbearance Default Date.
          2.6 Lock-up Letter Consent. As long as no Forbearance Default occurs, the Company shall be permitted to amend or waive the relevant provisions of the lock-up letter, dated as of July 24, 2006 (the “Lock-up Letter” and, as so amended or waived, the “Amended Lock-up Letter”), between the Company and Apollo Resources, Inc. (“Apollo”), solely for the purpose of allowing Apollo to sell, pledge, transfer and otherwise dispose of shares of the Company’s Common Stock during the Lock-up Period (as defined in the Lock-up Letter); provided, however, such amendment or waiver shall provide, as an express condition thereof, that (i) promptly upon (but in no event more than three (3) Business Days following) the consummation of such sale, pledge, transfer or disposition, Apollo must contribute the entire Net Proceeds thereof to the Company and, upon such contribution, such proceeds shall be subject to the provisions of Section 4.12 below as though such sale, pledge, transfer or disposition were consummated by the Company; (ii) no such sale or other disposition shall be permitted if, as a consequence thereof, a Fundamental Transaction or Change of Control shall occur; (iii) any such sale or other disposition shall be made pursuant to Rule 144, and; (iv) immediately upon the occurrence of a Forbearance Default, Apollo shall be restricted from selling or disposing, or consummating any pending sale or disposition, of shares of the Company’s Common Stock pursuant to the terms of the Lock-up Letter in effect prior to such amendment or waiver. Except as it may be amended or waived as provided in this Section 2.6, the Lock-up Letter shall remain in full force and effect in accordance with its terms.
          2.7 Waiver of Anti-Dilution Provisions. As long as no Forbearance Default occurs and the Company complies with the terms of Section 4.12 hereof, each Investor waives the application of Section 7(a) of such Investor’s Note (“Adjustment of Conversion Price upon Issuance of Common Stock”) with respect to any Dilutive Issuances by the Company following the Effective Date; provided, however, that immediately upon the occurrence of a Forbearance Default, such waiver shall terminate and the Conversion Price shall be adjusted automatically to an amount (but only if less than the Conversion Price then in effect) equal to the Conversion Price that would have existed on the related Forbearance Default Date had such waiver not been granted and had the adjustments required by Section 7(a) of the Note been made for all Dilutive Issuances occurring after the Effective Date.
     3. REPRESENTATIONS AND WARRANTIES. In consideration of the agreement of each Investor to forbear from the exercise of its rights and remedies as set forth in this Agreement, the Company hereby represents and warrants to such Investor as of the Effective Date as follows:

          3.1 Organization and Qualification. The Company and its Subsidiaries are entities duly organized and validly existing in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has no Subsidiaries except as set forth on Schedule 3.1 hereto.
          3.2 Authority. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Security Agreement and the other Transaction Documents to which it is a party. Each Guarantor Subsidiary has the requisite corporate power and authority to enter into and perform its obligations under the Subsidiary Guaranty, the Security Agreement and the other Transaction Documents to which it is a party. All corporate action on the part of the Company and of each Guarantor Subsidiary necessary for the authorization, execution and delivery of, and the performance by the Company and each Guarantor Subsidiary of its respective obligations under this Agreement, the Security Agreement and the other Transaction Documents to which it is a party, and no further consent or authorization of the Company or any Subsidiary of the Company or their respective boards of directors, members, partners or stockholders, or any other person or entity is required.
          3.3 Execution and Delivery; Enforceability of Agreements. The Company has duly executed and delivered this Agreement. This Agreement constitutes, and the Security Agreement, Confessions of Judgment and the other Transaction Documents to which the Company is a party, when executed and delivered by the Company, will constitute, the valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms. The Subsidiary Guaranty, the Security Agreement and the other Transaction Documents to which the Guarantor Subsidiaries are parties, when executed and delivered by each Guarantor Subsidiary, will constitute the valid and legally binding obligations of such Guarantor Subsidiary, enforceable against it in accordance with their respective terms. The enforceability of (i) this Agreement, the Confessions of Judgment, the Security Agreement and the relevant Transaction Documents against the Company and (ii) the Security Agreement, the Subsidiary Guaranty and the relevant Transaction Documents against each Guarantor Subsidiary is subject in each such case to applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.
          3.4 No Conflicts. The execution, delivery and performance of this Agreement, the Confessions of Judgment, the Security Agreement and the other Transaction Documents to which the Company is a party by the Company and the execution, delivery and performance of the Subsidiary Guaranty, the Security Agreement and the other Transaction Documents to which the Guarantor Subsidiaries are parties by each Guarantor Subsidiary, and the consummation by the Company and the Guarantor Subsidiaries of the transactions contemplated hereby and thereby will not (i) result in a violation of the charter, by-laws or other governing documents of the Company or any of its Subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.
          3.5 Full Disclosure. There is no event or circumstance existing on the Effective Date that, with the giving of notice or passage of time, or both, would constitute an Event of Default other than the events and circumstances giving rise to the Existing Defaults.
          3.6 Consents. Other than as set forth on Schedule 3.6 hereto, neither the Company nor any Guarantor Subsidiary is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Effective Date (other than those which the Company is not required to obtain in accordance with this Agreement until after the Effective Date) and the Company and its Subsidiaries are unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.
          3.7 Conduct of Business; Permits. Neither the Company nor any of its Subsidiaries (i) is in violation of any term of or in default under its charter, by-laws or other governing documents, (ii) is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to it, or (iii) will conduct its business in violation of any of the foregoing, except for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.
          3.8 Transactions with Affiliates. Except as set forth in SEC Documents filed at least ten (10) days prior to the Effective Date and other than the grant of stock options pursuant to stock option plans duly adopted by the Company and in effect as of the Effective Date, none of the officers, directors or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including without limitation any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner (collectively, “Related Party Transactions”). Schedule 3.8 sets forth all Related Party Transactions (including any loan, advance or payment to any officer, director or stockholder of the Company or any of its Affiliates, exclusive of reasonable compensation and reimbursements paid to officers or directors in the ordinary course of business) that have occurred since the Closing Date where the aggregate consideration paid or to be paid to the Related Party or Parties (whether in the form of cash, securities or other property) with respect to any such transaction (or series of related transactions) exceeded (or is scheduled to exceed) $50,000. Schedule 3.8 also sets forth any payment made by the Company or any of its Subsidiaries to any Investor since the Closing Date that was not made pro rata to each other Investor based on each Investor’s Pro Rata Share.
          3.9 Debt; Other Contracts. Except as disclosed in Schedule 3.9 hereto, neither the Company nor any of its Subsidiaries (i) has any Outstanding Debt, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party (ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Debt, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Debt, the performance of which, in the judgment of the Company’s officers, has had or would reasonably be expected to have a Material Adverse Effect. Schedule 3.9 hereto provides a reasonably detailed description of the material terms of any Outstanding Debt. Except as set forth on Schedule 3.9 hereto, no Debt of the Company is senior to or ranks pari passu with the Notes in right of payment, whether with respect of payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise.
          3.10 Property; Liens. Each of the Company and its Subsidiaries have good and marketable title to all Property owned by it, in each case free and clear of all Liens, except for (i) Liens described on Schedule 3.10 hereto or (ii) Liens described in paragraphs (a), (b) or (c) of the definition of “Permitted Liens” set forth herein. Any Property held under lease by the Company or any of its Subsidiaries is held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such Property by the Company and its Subsidiaries. Earth LNG is the sole owner of all right, title and interest in and to the LNG Facility.
          3.11 Insurance. The Company and each of its Subsidiaries, and the Property owned by the Company or any of its Subsidiaries, are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.
          3.12 Tax Status. The Company and each of its Subsidiaries (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.
          3.13 Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.
     4. COVENANTS OF THE COMPANY. In order to induce each Investor to forbear from the exercise of its rights and remedies as set forth in this Agreement, the Company hereby covenants and agrees with such Investor as follows:
          4.1 Sale of LNG Facility. During the period beginning on the Effective Date and ending on the Termination Date, the Company shall use its best efforts to consummate a sale of the liquefied natural gas facility (the “LNG Facility”) currently operated by Earth LNG, and shall pay (or cause such Subsidiary to pay) to the Investors (on the basis of each Investor’s Pro Rata Share) all of the Net Proceeds of such sale on the date on which such sale occurs. On or before May 31, 2007, the Company shall retain an investment banking firm designated by the Required Holders (the “Designated Observer”) to monitor the sale of the LNG Facility and other assets of the Company and to assist the Company in ensuring that such sales progress expeditiously, fairly and in an orderly manner. The Company shall cooperate (and shall cause its advisers and representatives to cooperate) with the Designated Observer in the performance of its duties and shall provide all information that the Designated Observer reasonably requests regarding the sale of the LNG Facility and all other assets of the Company and its Subsidiaries, including without limitation all reports, analyses, and appraisals concerning such assets prepared by or on behalf of the Company or any of its Subsidiaries, and such other information concerning the business, operations and corporate structure of the Company as the Designated Observer shall reasonably request. The Company shall authorize and direct the Designated Observer (and any other advisers or representatives of the Company who are directly involved in such sales) to provide each Investor with the opportunity to ask questions of and receive answers from the Designated Observer (and such advisers and representatives), and to receive copies of all documentation relating to the Company’s assets, business and/or operations that is provided to or produced by the Designated Observer (or any such adviser or representative), from time to time as reasonably requested by such Investor. The fees and expenses of the Designated Observer shall be borne solely by the Company.
          4.2 Limitation on Debt and Liens. During the period beginning on the Effective Date and ending on the Termination Date, the Company shall refrain, and shall ensure that each of its Subsidiaries refrains, (a) from incurring any Debt other than Permitted Debt, and (b) from granting, establishing or maintaining any Lien on any of its Property, other than Permitted Liens.

          4.3 Restricted Payments. During the period beginning on the Effective Date and ending on the Termination Date, the Company shall not, nor shall it permit any Subsidiary of the Company to, make any Restricted Payments, except that:
               (a) the Company may make regularly scheduled payments of principal and interest accrued on any Permitted Debt if and to the extent (but only if and to the extent) required by the express terms of the documents governing such Permitted Debt; and
               (b) Subsidiaries of the Company may make Restricted Payments to the Company;
provided, however, that no Restricted Payments may be made pursuant to clause (a) above if a Forbearance Default (or an event or circumstance that with the giving of notice or lapse of time would constitute a Forbearance Default) exists at the time of such Restricted Payment or would result therefrom.
          4.4 Indemnification. In consideration of the agreement of each Investor to forbear from the exercise of its rights and remedies as set forth in this Agreement, and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Investor and their stockholders, partners, members, officers, directors, employees, agents, attorneys and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any other Transaction Document, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any other Transaction Document or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement or any other Transaction Document, or (ii) any disclosure made by such Investor pursuant to Section 4.11 below. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 4.4 shall be the same as those set forth in Section 6 of the Registration Rights Agreement.
          4.5 General Release. In consideration of, among other things, the forbearance provided for herein, the Company forever waives, releases and discharges any and all claims (including, without limitation, cross-claims, counterclaims, rights of setoff and recoupment), causes of action, demands, suits, costs, expenses and damages that it now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity that arise under or relate to this Agreement or any Transaction Document or any Person’s rights or obligations hereunder or thereunder, against any Investor and their stockholders, partners, members, officers, directors, employees, agents, attorneys and direct or indirect investors and any of the foregoing Persons’ agents or other representatives, based in whole or in part on facts or circumstances, whether or not known, existing on or prior to the Effective Date.
          4.6 Registration. The Company shall file a registration statement covering the resale of the shares of Common Stock underlying the Notes and the Warrants on or before May 31, 2007 (the “Amended Filing Deadline”), and otherwise in compliance with the provisions of the Registration Rights Agreements applicable to the filing and maintenance of a registration statement (and of any amendments thereto or additional registration statements required by the terms of the Registration Rights Agreement). Such registration statement shall cover the maximum number of shares of Common Stock underlying the Notes and the Warrants permitted by the staff of the SEC. If such registration statement is not filed on or before the Amended Filing Deadline, or if it is not declared effective within 60 days following the Amended Filing Deadline (in the event the SEC does not conduct a full review of such registration statement) or within 90 days following the Amended Filing Deadline (in the event the SEC does conduct a full review of such registration statement), the Company shall pay to each Investor a cash amount equal to 1.5% per month of the principal amount of such Investor’s Note (prorated for partial months) until such filing is made or such declaration of effectiveness is obtained, such payments to be made within five (5) Business Days following the last day of each such month.
          4.7 Interest Payments. On or before the Effective Date, the Company shall pay to each Investor all unpaid interest that has accrued on such Investor’s Note through May 1, 2007, assuming for such purpose that such interest accrued at an annual rate of eight percent (8%). Each Investor hereby forbears from requiring (but does not waive its right upon the occurrence of a Forbearance Default to require) the Company to pay interest based on an increase in the interest rate on the Notes required by Section 1 thereof as a result of the Existing Defaults; provided, however, that such increase shall become effective retroactive to July 24, 2006 upon the occurrence of a Forbearance Default.
          4.8 Corporate Governance. The Company shall ensure that, as of ___, 2007 and at all times thereafter until the Obligations are paid in full, individuals constituting Independent Directors comprise a majority of the directors serving on the Company’s board of directors. Without limiting the generality of the foregoing, the Company shall take no action (whether by increasing the number of directors or otherwise) that would reduce the number of Independent Directors to less than a majority of the entire board of directors of the Company.
          4.9 Continued Performance. The Company agrees that each of the Security Purchase Agreement, the Notes and the Original Transaction Documents remains in full force and effect. The Company shall, and shall cause each of its Subsidiaries to, continue to perform and observe all of the respective terms and conditions contained in the Securities Purchase Agreement, the Notes and the other Original Transaction Documents (in each such case, as amended hereby).

          4.10 Expense Reimbursement. On or after the Effective Date, each Investor (each, a “Submitting Investor”) shall submit to the Company an invoice prepared by its legal counsel specifying the amount of legal fees and expenses incurred by such Investor in connection with the negotiation and preparation of this Agreement and/or any and all ancillary and antecedent documentation prepared with a view to settling the disputes resulting from the Existing Defaults or enforcing such Investor’s rights with respect thereto (the aggregate amount of such fees and expenses being referred to herein as the “Reimbursement Amount”). On or before (i) May ___, 2007, the Company shall pay to the Submitting Investors the aggregate amount of $200,000 as partial payment of the Reimbursement Amount, and (ii) May 31, 2007, the Company shall pay to the Submitting Investors the balance of the Reimbursement Amount, each such payment to be allocated among the Submitting Investors pro rata based on the full amount of the invoice submitted to the Company by each Submitting Investor, it being understood that the Company shall not pay any portion of the Reimbursement Amount to any Submitting Investor unless it pays a proportional amount to each other Submitting Investor. In addition to the Reimbursement Amount, in the event of a Forbearance Default, the Company shall reimburse each Investor for all costs and expenses incurred by such Investor in connection with enforcing this Agreement, such Investor’s Note and the other Transaction Documents, including without limitation the filing of and execution upon such Investor’s Confession of Judgment. In the event that, at any time prior to May 31, 2007, the Company has cash on hand in excess of ordinary and reasonable operating expenses and accruals, the Company shall use such cash exclusively to pay down the outstanding balance of the Reimbursement Amount.
          4.11 Disclosure. The Company shall, on or before the fourth (4th) Business Day immediately following the Effective Date, transmit for filing with the SEC a Current Report on Form 8-K disclosing the material terms of this Agreement and the other Transaction Documents, and including this Agreement, the Security Agreement and the Subsidiary Guaranty as an exhibit to such Form 8-K; provided, however, that each Investor shall have a reasonable opportunity if it so elects to review and comment on such Form 8-K prior to the filing thereof. The Company acknowledges and agrees that, following the filing of such Form 8-K, no Investor will possess any material, non-public information regarding the Company that was disclosed to such Investor by the Company or its representatives.
          4.12 Use of Proceeds upon Sale or Refinance; Payment in Full of Obligations. Contemporaneously with the sale of any assets of or the completion of a debt financing by the Company or any Subsidiary, the Company shall pay or cause to be paid to each Investor such Investor’s Pro Rata Share of all of the Net Proceeds of such sale or financing. Contemporaneously with the completion of an equity or equity-linked financing (or series of financings occurring within any period of sixty (60) consecutive days) by the Company or any Subsidiary in excess of two million dollars ($2,000,000), the Company shall pay or cause to be paid to each Investor, in accordance with such Investor’s Pro Rata Share, no less than the Applicable Percentage of the Net Proceeds of such financing or financings. For purposes of this Section 4.12, “Applicable Percentage” means (i) where the gross proceeds of an equity or equity-linked financing (or series of financings) are greater than two million dollars ($2,000,000) but less than or equal to four million dollars ($4,000,000), fifty percent (50%) and (ii) where such gross proceeds are greater than four million dollars ($4,000,000), seventy five percent (75%). Upon the payment in full to each Investor of the Current Obligation Amount prior to the occurrence of a Forbearance Default, the Obligations shall be deemed to be paid in full and the Notes shall be deemed extinguished and of no further force or effect; provided, however, that such payment in full shall not affect the Company’s payment obligations, if any, that may arise under the indemnity provisions of this Agreement or the Securities Purchase Agreement, which obligations shall remain in full force and effect.
          4.13 Assets; Subsidiaries. On or before the fifth (5th) Business Day following the Effective Date, the Company shall provide to each Investor (i) a reasonably detailed description of all assets owned by the Company and (ii) a complete and accurate list showing the full name of each Guarantor Subsidiary, the principal place of business and jurisdiction of incorporation of such Guarantor Subsidiary, and a reasonably detailed description of all assets owned by such Guarantor Subsidiary. The Company shall cause each Guarantor Subsidiary, on or before the Effective Date, (x) to execute and deliver to each Investor the Security Agreement and the Subsidiary Guaranty, and (y) to do or perform, or to cause to be done and performed, all such further acts and things, and to execute and deliver all such other agreements, certificates, instruments and documents, as any Investor or the Collateral Agent (as defined in the Security Agreement) may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, the Security Agreement and the Subsidiary Guaranty and the consummation of the transactions contemplated hereby and thereby, including, without limitation, providing reasonable assistance to the Collateral Agent in connection with perfecting the Liens granted under the Security Agreement.
          4.14 Default Interest. In the event the Company fails to pay any amount required to be paid pursuant to this Agreement or any other Transaction Document as and when required hereby, such amount shall bear interest at a rate equal to the lesser of (i) one and one-half percent (1.5%) per month and (ii) the maximum interest rate permitted under applicable law, in either case, prorated for partial months, until such amount paid in full.
          4.15 Related Party Transactions. During the period beginning on the Effective Date and ending on the Termination Date, neither the Company nor any of its Subsidiaries shall enter into a Related Party Transaction without the prior written consent of the Required Holders, which consent may be withheld for any reason or no reason in the sole discretion of the Required Holders.
     5. AMENDMENTS TO THE NOTES. Each Note is hereby amended as follows:
          5.1 The first sentence of Section 1 shall be deleted in its entirety.
          5.2 The words “July 24, 2011” in the third sentence of Section 1 thereof shall be deleted and replaced with “August 31, 2007”.
          5.3 The words “or as agreed in writing by the Holder” shall be inserted in the third sentence of Section 1 thereof after the words “Other than as specifically permitted by this Note”.
          5.4 The following shall be inserted at the end of the first sentence of Section 2 thereof:

     “; provided, however, that from and after March 31, 2007, interest on this Note shall be payable in arrears on the first day of each calendar month beginning on May 1, 2007, and each such payment date shall be deemed to be an “Interest Date” for all purposes hereunder”
          5.5 Section 3(b)(ii) shall be deleted in its entirety and replaced with the following:
          “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $0.3990, subject to adjustment as provided herein.”
          5.6 Section 8 thereof (“Company Installment Conversion or Redemption”) shall be deleted in its entirety.
          5.7 Section 15(f) thereof (“Financial Covenants”) shall be deleted in its entirety.
          5.8 Section 17 thereof shall be deleted in its entirety.
          5.9 Except as specifically amended hereby, each Note shall remain in full force and effect in accordance with its terms. The Company shall, promptly upon the request of an Investor, replace such Investor’s Note with an amended and restated Note containing the amendments effected hereby, with such additional conforming changes as may be necessary.
     6. AMENDMENT TO THE WARRANTS. Each Warrant shall be amended so that in Section 1(b) thereof, “$2.90” shall be deleted and replaced with “$0.4389”. Except as specifically amended hereby, each Warrant shall remain in full force and effect in accordance with its terms. The Company shall, promptly upon the request of an Investor, replace such Investor’s Warrant with an amended and restated Warrant containing the amendment effected hereby.
     7. MISCELLANEOUS.
          7.1 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          7.2 Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
          7.3 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.
          7.4 No Novation. This Agreement shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of any Note or of any of the other Transaction Documents or, except as expressly provided herein, a waiver by any Investor of any of its rights and remedies under such Investor’s Note or any of the other Transaction Documents, at law or in equity.
          7.5 Payment Set Aside. To the extent that the Company makes a payment or payments to any Investor hereunder or pursuant to any of the Transaction Documents or any Investor enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
          7.6 Independent Nature of Investors’ Obligations and Rights. The obligations and rights of each Investor under this Agreement, the Notes and the other Transaction Documents are several and not joint with the obligations and rights of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of or the exercises of any rights or remedies by any other Investor hereunder. Nothing contained herein, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Company acknowledges that the Investors are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by this Agreement. Each Investor confirms that it has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, the Notes and the other Transaction Documents and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The use of a single agreement signed by all of the Investors, and the use of a law firm representing one of the Investors to draft this Agreement and the related documentation and to communicate with other Investors and/or counsel to other Investors regarding this Agreement and such documentation, have been solely for the convenience of the Company.
          7.7 Construction. The Company acknowledges that it has been represented by its own legal counsel in connection its execution of this Agreement, that it has exercised independent judgment with respect to this Agreement and the transactions contemplated hereby, and that it has not relied on any Investor or on any Investor’s counsel for any advice with respect to this Agreement or such transactions. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
          7.8 Integration. This Agreement, the Confessions of Judgment, the Security Agreement, the Subsidiary Guaranty, the Notes, the Securities Purchase Agreement and the other Transaction Documents, and all other written agreements, instruments and documents executed and delivered by the parties hereto in connection herewith and therewith, set forth in full the terms of agreement between the parties with respect to the subject matter hereof and thereof and are intended as the full, complete and exclusive contract governing the relationship between the parties with respect hereto and thereto, superseding all other discussions, promises, representations, warranties, agreements and understandings between the parties with respect hereto and thereto. The Company has not, directly or indirectly, made any agreements with any Investors relating to the terms or conditions of the transactions contemplated by this Agreement except as set forth in this Agreement.
          7.9 Amendments; Waivers. No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the Company and each Investor, and any amendment or waiver to this Agreement made in conformity with the provisions of this Section 7.9 shall be binding on all Investors and holders of Securities, as applicable. No such amendment or waiver shall be effective to the extent that it applies to less than all of the holders of the applicable Securities then outstanding. No consideration shall be offered or paid to any Investor to amend or consent to a waiver of any provision of this Agreement unless the same consideration also is offered to all of the Investors. Any waiver of any condition in, or any breach of, any of the foregoing in a particular instance shall not operate as a waiver of other or subsequent conditions or breaches of the same or a different kind. Any Investor’s exercise or failure to exercise any rights under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights in other instances.
          7.10 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement shall be in writing and shall be delivered in the manner and with the effect described in the Securities Purchase Agreement.

          7.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes or the Warrants. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Investor (unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Notes and the Warrants). An Investor may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be an Investor hereunder with respect to such assigned rights.
          7.12 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
          7.13 Remedies; Injunctive Relief. The remedies provided in this Agreement and the other Transaction Documents shall be cumulative and in addition to all other remedies available under this Agreement and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit an Investor’s right to pursue actual and consequential damages for any failure by the Company or any Guarantor Subsidiary to comply with the terms of this Agreement and any of the other Transaction Documents. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to each Investor and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Investor shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
          7.14 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
          7.15 Payments to Investors. Unless otherwise expressly permitted by the terms of this Agreement, all payments made by the Company of interest on or principal of the Notes, or other amounts due under this Agreement or the other Transaction Documents, whether upon the occurrence of a Forbearance Default or otherwise, shall be made to the Investors based on each Investor’s Pro Rata Share, and no such payment shall be tendered or delivered to any Investor unless it is so tendered and delivered to all Investors.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the Company and each Investor have caused this Agreement to be duly executed as of the Effective Date.
COMPANY:
EARTH BIOFUELS, INC.

By:
Name: Title:
INVESTORS:
CASTLERIGG MASTER INVESTMENTS LTD.

By:
Name: Title:
EVOLUTION MASTER FUND LTD. SPC,
SEGREGATED PORTFOLIO M

By:
Name: Title:
RADCLIFFE SPC, LTD. FOR AND ON
BEHALF OF THE CLASS A CONVERTIBLE CROSSOVER
SEGREGATED PORTFOLIO
By: RG Capital Management, L.P.
By: RGC Management Company, LLC

By:
Name: Title:

CAPITAL VENTURES INTERNATIONAL
By: Heights Capital Management, Inc.

By:
Name: Title:
PORTSIDE GROWTH AND OPPORTUNITY
FUND

By:
Name: Title:
CORNELL CAPITAL PARTNERS, LP
By: Yorkville Advisors, LLC, its General Partner

By:
Name: Title:
CRANSHIRE CAPITAL L.P.

By:
Name: Title:
KINGS ROAD INVESTMENTS LTD.

By:
Name:
Title:

Annex I to
Forbearance Agreement

			Current
	Original	Confession of	Obligation
Investor	Principal Amount	Judgment Amount	Amount
Castlerigg Master Investments Ltd.	$11,500,000	$18,762,308	$13,800,000

Evolution Master Fund Ltd. SPC, Segregated Portfolio M	$11,500,000	$18,762,308	$13,800,000

Kings Road Investments Ltd.	$10,000,000	$16,315,050	$12,000,000

Capital Ventures International	$8,000,000	$13,052,040	$9,600,000

Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio	$5,000,000	$8,157,525	$6,000,000

Cornell Capital Partners, LP	$3,000,000	$4,894,515	$3,600,000

Portside Growth and Opportunity Fund	$2,000,000	$3,263,010	$2,400,000

Cranshire Capital L.P.	$1,500,000	$2,447,257	$1,800,000

Total	$52,500,000	$85,654,013.00	$63,000,000

23